EXHIBIT 4.1

FIRST AMENDMENT AGREEMENT

This FIRST AMENDMENT AGREEMENT (this “Amendment”) is made as of the 10th day of May, 2002, by and among THE STANDARD REGISTER COMPANY, an Ohio corporation (“Borrower”), the banking institutions named in Schedule 1 to the Credit Agreement, as hereinafter defined (collectively, “Banks” and, individually, “Bank”), and KEYBANK NATIONAL ASSOCIATION, as lead arranger and as administrative agent (“Agent”):

WHEREAS, Borrower, Agent and the Banks are parties to a certain Credit Agreement dated as of May 11, 2001, as the same may from time to time be amended, restated or otherwise modified, which provides, among other things, for loans aggregating Two Hundred Fifty-Five Million Dollars ($255,000,000), all upon certain terms and conditions (the “Credit Agreement”);

WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof; and

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Agent and the Banks agree as follows:

1.

Amendments to Definitions.  Article I of the Credit Agreement is hereby amended to delete the definitions of “Advantage”, “Commitment Percentage”, “Commitment Period”, “Maximum Tranche B Amount” and “Total Commitment Amount” therefrom and to insert in place thereof, respectively, the following:

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Applicable Debt, if such payments results in that Bank having less than its pro rata share (based upon its Applicable Commitment Percentage and, in the case of an Equalization Event pursuant to the terms of Section 8.4 hereof, based upon its Equalization Percentage, as defined in Section 8.4 hereof) of the Applicable Debt then outstanding, than was the case immediately before such payment.

“Commitment Percentage” shall mean:

(a)

for any date prior to May 10, 2002, as determined in accordance with this Agreement as in effect prior to May 10, 2002; and

(b)

for the period on and after May 10, 2002, the Applicable Commitment Percentage.

“Commitment Period” shall mean the period from the Closing Date to (a) May 11, 2005, with respect to the Tranche A Commitment, and (b) May 9, 2003 with respect to the Tranche B Commitment; or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Maximum Tranche B Amount” shall mean Eighty Million Dollars ($80,000,000), as such amount may be reduced pursuant to Section 2.6 hereof.

“Total Commitment Amount” shall mean the principal amount of Two Hundred Fifty Million Dollars ($250,000,000), or such lesser amount as shall be determined pursuant to Section 2.6 hereof.

2.

Addition to Definitions.  Article I of the Credit Agreement is hereby amended to add the following new definitions thereto:

“Applicable Commitment Percentage” shall mean, for each Bank:

(a) with respect to Tranche A Commitment the percentage set forth opposite such Bank’s name under the column headed “Tranche A Commitment Percentage” as described in Schedule 1 hereto; and

(b) with respect to the Tranche B Commitment the percentage set forth opposite such Bank’s name under the column headed “Tranche B Commitment Percentage” as described in Schedule 1 hereto.

“Applicable Debt” shall mean:

(a)

with respect to the Tranche A Commitment, collectively, (i) all Indebtedness incurred by Borrower to the Banks with a Tranche A Commitment pursuant to this Agreement and includes, without limitation, the principal of and interest on all Tranche A Notes and the Tranche A Swing Line Note, (ii) each extension, renewal or refinancing thereof, in whole or in part, and (iii) the facility, prepayment and other fees and amounts payable hereunder in connection with the Tranche A Commitment; and

(b)

with respect to the Tranche B Commitment, collectively, (i) all Indebtedness incurred by Borrower to the Banks with a Tranche B Commitment pursuant to this Agreement and includes, without limitation, the principal of and interest on all Tranche B Notes and the Tranche B Swing Line Note, (ii) each extension, renewal or refinancing thereof, in whole or in part, and (iii) the facility, prepayment and other fees and amounts payable hereunder in connection with the Tranche B Commitment.

“Equalization Event” shall mean the earlier of (a) the occurrence of an Event of Default under Section 7.10 hereof, or (b) the acceleration of the Debt after the occurrence of an Event of Default.

“Lender Credit Exposure” shall mean, for any Bank, at any time, the aggregate of such Bank’s respective pro rata shares of the Tranche A Exposure and the Tranche B Exposure.

3.

Amendment to Equalization Provision.  Article VIII the Credit Agreement is hereby amended to delete Section 8.4 therefrom and to insert in place thereof the following:

SECTION 8.4.

Equalization Provision.

(a)

Equalization Within Commitments.  Subject to subpart (b) below, each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks, or any thereof, in respect of the Applicable Debt (except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.

(b)

Equalization Among Commitments.  After the occurrence of an Equalization Event, each Bank agrees with each other Bank that if it, at any time, shall obtain any Advantage over the other Banks, or any thereof, in respect of the Debt (except under Article III hereof) then outstanding, then such Bank having an Advantage shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage.  For purposes of determining whether or not, after an Equalization Event, an Advantage shall exist, Agent shall, as of the date that the Equalization Event occurs, determine an equalization percentage (the “Equalization Percentage”) for each Bank by dividing such Bank’s Lender Credit Exposure by the Credit Exposure.

(c)

Recovery of Amount.  If any such Advantage resulting in the purchase of an additional participation as set forth in subparts (a) or (b) hereof shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery.

(d)

Application and Sharing of Set-Off Amounts.  Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any Indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other Indebtedness, it shall apply such payment first to any and all Indebtedness owing by Borrower to that Bank pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement).  Borrower agrees that any Bank so purchasing a participation from the other Banks, or any thereof, pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were a direct creditor of Borrower in the amount of such participation.

4.

Amendment to Attachments.  The Credit Agreement is hereby amended to delete “Schedule 1” therefrom and to insert in place thereof the attached “Schedule 1”.

5.

Closing Items.  Concurrently with the execution of this Amendment, Borrower shall:

(a)

deliver to Agent, for the benefit of the Banks, a new Tranche B Note with respect to National City Bank;

(b)

pay to Agent, for the pro rata benefit of the Banks with a Tranche B Commitment after the date hereof, an amendment fee in an amount equal to fifteen (15) basis points times the Maximum Tranche B Amount; and

(c)

pay all legal and other fees and expenses of Agent in connection with this Amendment.

6.

Effectiveness.  This Amendment shall be effective as of the date Borrower, Agent and the Required Banks execute this Amendment.

7.

Representations and Warranties.  Borrower hereby represents and warrants to Agent and the Banks that (a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment on behalf of Borrower have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) neither Borrower nor any Subsidiary has any claim or offset against, or defense or counterclaim to, any of Borrower’s obligations or liabilities under the Credit Agreement or any Related Writing; and (f) this Amendment constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

8.

Credit Agreement Unaffected.  Each reference that is made in the Credit Agreement or any other writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.

9.

Waiver.  Borrower hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

10.

Counterparts.  This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

11.

Governing Law.  The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

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12.

JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

THE STANDARD REGISTER COMPANY By: /s/Craig J. Brown Name: Craig J. Brown Title: Sr. Vice President, Treasurer & CFO
KEYBANK NATIONAL ASSOCIATION, as Agent and as a Bank By: /s/Mary K. Young Name: Mary K. Young Title: Vice President
THE BANK OF NEW YORK By: /s/Randolph E.J. Medrano Name: Randolph E.J. Medrano Title: Vice President
BANK ONE, MICHIGAN By: /s/Michael R. Zaksheske Name: Michael R. Zaksheske Title: Director
THE FIFTH THIRD BANK By: /s/Terri Cowdrey Name: Terri Cowdrey Title: Vice President
FIRSTAR BANK, N.A. By: /s/Ronald D. Amos Name: Ronald D. Amos Title: Regional President
HARRIS TRUST AND SAVINGS BANK By: /s/Kirby M. Law Name: Kirby M. Law Title: Vice President
J.P. MORGAN CHASE BANK By: /s/Henry W. Centa Name: Henry W. Centa Title: Vice President
NATIONAL CITY BANK By: /s/Neal J. Hinker Name: Neal J. Hinker Title: Senior Vice President
BANK OF AMERICA, N.A. By: /s/B. Kenneth Burton, Jr. Name: B. Kenneth Burton, Jr. Title: Vice President
STANDARD FEDERAL BANK, N.A. By: /s/Sara J. Brorby Name: Sara J. Brorby Title: Commercial Banking Officer

SCHEDULE 1

(OMMITTED)